EXHIBIT 8.1

SUBSIDIARIES OF ELETROBRAS

Name	Percentage of Shareholding
Eletrobras Eletronorte	99.48%
Eletrobras Chesf	99.58%
Eletrobras Furnas	99.56%
Eletrobras Eletrosul	99.88%
Eletrobras Eletronuclear	99.91%
Eletrobras CGTEE	99.99%
Itaipu Binacional (*)	50.00%
Eletrobras Amazonas Energia (**)	100.00%
Eletrobras Distribuição Acre	94.26%
Eletrobras Distribuição Alagoas	100.0%
Eletrobras Distribuição Piauí	100.0%
Eletrobras Distribuição Rondônia	100.0%
Eletrobras Distribuição Roraima	100.00%
Eletrobras Eletropar	83.71%

(*)	Jointly controlled with ANDE (Paraguay).
(**)	Former Manaus Energia